Exhibit 99.1

Generation Bio Reports Business Updates and Second Quarter 2020 Financial Results

CAMBRIDGE, MASS., Aug. 11, 2020 — Generation Bio Co. (Nasdaq: GBIO), an innovative genetic medicines company creating a new class of non-viral gene therapy, today reported recent business highlights and second quarter financial results.

“The first half of 2020 has seen meaningful progress for Generation Bio, punctuated by the recent successful completion of our initial public offering,” said Geoff McDonough, M.D., president and chief executive officer of Generation Bio. “Our team continues to advance our science with efficiency, despite the uncertainties with the COVID-19 pandemic. Combined with our strong balance sheet, we are well-positioned to further develop our diverse portfolio for both rare and prevalent diseases.”

Recent Business Highlights

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Appointment of Matthew Norkunas, M.D., MBA as Chief Financial Officer: In July 2020, Generation Bio further strengthened its leadership team with the appointment of Dr. Norkunas, to chief financial officer. Previously, Dr. Norkunas served as chief financial officer at SomaLogic, Inc., and as a senior equity analyst at Marsico Capital Management. Dr. Norkunas began his career as a practicing anesthesiologist, after receiving a B.A. from St. Mary’s College of Maryland, an M.D. from the University of Maryland School of Medicine, and later received an MBA from Columbia Business School.

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$230 Million Initial Public Offering (IPO) Successfully Completed: On June 16, 2020, Generation Bio sold 12,105,263 shares of common stock at an initial public offering price of $19.00 per share in its IPO, including 1,578,947 additional shares of common stock issued upon the exercise in full by the underwriters of their option to purchase additional shares. The gross proceeds of the offering, before deducting the underwriting discount and commissions and other offering expenses payable by Generation Bio, were approximately $230.0 million.

Second Quarter 2020 Financial Results

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Cash Position: Cash, cash equivalents and marketable securities were $301.1 million as of June 30, 2020, which includes the $230.0 million in gross proceeds from the company’s IPO completed in June 2020.

•	R&D Expenses: Research and development (R&D) expenses were $13.5 million for the quarter ended June 30, 2020 compared to $12.2 million for the same period of 2019.

•	G&A Expenses: General and administrative (G&A) expenses were $4.3 million for the quarter ended June 30, 2020 compared to $3.1 million for the same period of 2019.

•	Net Loss: Net loss was $17.7 million for the quarter ended June 30, 2020 compared to $15.0 million for the same period of 2019.

About Generation Bio

Generation Bio is an innovative genetic medicines company focused on creating a new class of non-viral gene therapy to provide durable, redosable treatments for people living with rare and prevalent diseases. The company’s non-viral platform incorporates a proprietary, high-capacity DNA construct called closed-ended DNA, or ceDNA; a cell-targeted lipid nanoparticle delivery system, or ctLNP; and an established, scalable capsid-free manufacturing process. The platform is designed to enable multi-year durability from a single dose of ceDNA and to allow titration and redosing if needed. The ctLNP is designed to deliver large genetic payloads, including multiple genes, to specific tissues to address a wide range of indications. The company’s efficient, scalable manufacturing process supports Generation Bio’s mission to extend the reach of gene therapy to more people, living with more diseases, in more places around the world.

For more information, please visit www.generationbio.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about its strategic plans or objectives, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the identification and development of product candidates, including the conduct of research activities, the initiation and completion of preclinical studies and clinical trials and clinical development of the Company’s product candidates; uncertainties as to the availability and timing of results from preclinical studies and clinical trials; whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials; expectations for regulatory approvals to conduct trials or to market products; challenges in the manufacture of genetic medicine products; the Company’s ability to obtain sufficient cash resources to fund the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; the impact of the COVID-19 pandemic on the Company’s business and operations; as well as the other risks and uncertainties set forth in the “Risk Factors” section of the Company’s final prospectus for its initial public offering filed pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended with the Securities and Exchange Commission, the Company’s most recent quarterly report on Form 10-Q, which will be filed with the Securities and Exchange Commission, and in subsequent filings the Company may make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date on which they were made.

Contacts:

Investors

Chelcie Lister

THRUST Strategic Communications

chelcie@thrustsc.com

910-777-3049

Media

Stephanie Simon

Ten Bridge Communications

stephanie@tenbridgecommunications.com

617-581-9333

GENERATION BIO CO.

CONSOLIDATED BALANCE SHEET DATA

(unaudited)

(in thousands)

	June 30, 2020	December 31, 2019
Cash, cash equivalents and marketable securities	$301,086	$15,076
Working capital	294,641	8,998
Total assets	331,202	42,140
Convertible preferred stock	—	115,593
Total stockholders’ equity (deficit)	304,153	(98,592)

GENERATION BIO CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,
	2020	2019
Operating expenses:
Research and development	$13,456	$12,237
General and administrative	4,308	3,098

Total operating expenses	17,764	15,335

Loss from operations	(17,764)	(15,335)
Other income (expense):
Interest income and other income (expense), net	33	303

Net loss and net loss attributable to common stockholders	$(17,731)	$(15,032)

Net loss per share attributable to common stockholders, basic and diluted	$(1.50)	$(3.30)

Weighted average common shares outstanding, basic and diluted	11,801,704	4,557,517